PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
FIRST QUARTER ENDED MARCH 31, 2015

Fort Lauderdale, Florida
April 23, 2015

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the "Company") today announced its results for its first quarter ended March 31, 2015.
For the quarter ended March 31, 2015, net loss attributable to SEACOR Holdings Inc. was $19.6 million, or $1.10 per diluted share.
For the preceding quarter ended December 31, 2014, net income attributable to SEACOR Holdings Inc. was $40.1 million, or $1.85 per diluted share. A comparison of results for the quarter ended March 31, 2015 with the preceding quarter ended December 31, 2014 is included in the "Highlights for the Quarter" discussion below.
For the quarter ended March 31, 2014, net income attributable to SEACOR Holdings Inc. was $11.5 million, or $0.56 per diluted share.
Highlights for the Quarter
Offshore Marine Services - Operating loss was $16.5 million on operating revenues of $93.5 million in the first quarter compared with operating income of $22.2 million on operating revenues of $127.5 million in the preceding quarter.
The operating loss in the first quarter includes a $6.6 million impairment charge related to the suspended construction of two offshore support vessels. During the preceding quarter, the Company sold and leased back two offshore support vessels and sold other equipment for net proceeds of $63.2 million and gains of $9.5 million, of which $0.1 million was recognized currently and $9.4 million was deferred. In addition, the Company recognized previously deferred gains of $12.0 million during the preceding quarter.
Offshore market conditions continued to deteriorate during the first quarter. Day rates and utilization of the Company's offshore support vessel fleet have been subjected to downward pressure as offshore drilling and associated activity has declined in response to lower oil prices and as newly built offshore support vessels have been delivered to the industry-wide fleet. In response, the Company has returned ten leased-in vessels to their owners beginning in the third quarter of 2014 and had nine cold-stacked vessels as of March 31, 2015. On a total fleet basis, the total number of days available for charter for the Company’s fleet, excluding wind farm utility vessels, decreased by 564, or 6%, primarily due to returning the leased-in vessels to their owners. Overall utilization, excluding wind farm utility vessels, decreased from 75% to 68% and overall average day rates, excluding wind farm utility vessels, decreased by 15% from $15,520 to $13,178 per day. This release includes a table presenting time charter operating data by vessel class.
In the U.S. Gulf of Mexico, operating results excluding the impact of gains (losses) on asset dispositions and impairments were $14.4 million lower in the first quarter. Operating revenues were $17.7 million lower and impacted all vessel classes. The reduction was primarily due to weak market conditions, the return of leased-in vessels to their owners, the seasonal downturn for the liftboat fleet, and increased drydocking activity. Overall utilization was 49% compared with 62% in the preceding quarter, and overall average day rates decreased from $20,313 to $18,097 per day. Operating expenses were $2.0 million lower primarily due to the reduced fleet size and the increase in the number of cold-stacked vessels, partially offset by higher drydocking expenses. General and administrative expenses were $0.8 million lower primarily due to a reduction in wage and benefit costs from lower bonus accruals and following personnel reductions during the preceding quarter. As of March 31, 2015, the Company had seven vessels cold-stacked in the U.S Gulf of Mexico compared with one vessel as of December 31, 2014.
In international regions, operating income excluding the impact of gains on asset dispositions was $5.5 million lower in the first quarter. Operating revenues were $16.3 million lower primarily due to the conclusion of several charters. Excluding windfarm utility vessels, overall utilization was 78% compared with 82% in the preceding quarter, and overall average day rates decreased from $13,350 to $11,510 per day. Operating expenses were $10.2 million lower primarily due to the repositioning of two vessels to the U.S. Gulf of Mexico, the seasonal conclusion of a charter for a vessel operating in Russia, and reduced drydocking and routine repair and maintenance expenses. General and administrative expenses were $0.9 million lower primarily due to a reduction in wage and benefit costs from lower bonus accruals. As of March 31, 2015, the Company had two vessels cold-stacked in international regions compared with none as of December 31, 2014.
Inland River Services - Operating income was $6.1 million on operating revenues of $56.6 million in the first quarter compared with operating income of $23.7 million on operating revenues of $79.3 million in the preceding quarter.
Operating income was $17.5 million lower in the first quarter primarily due to an $18.2 million reduction in the results of the dry-cargo barge pools as a consequence of lower rates, reduced activity levels following the seasonal harvest and poor operating conditions due to harsh weather in the Midwest during the first quarter.
Foreign currency losses, net of $1.1 million in the first quarter were primarily due to the strengthening of the U.S. dollar versus the Colombian peso.
Equity in earnings of 50% or less owned companies of $10.5 million during the preceding quarter was primarily due to the receipt of a termination payment following a customer's cancellation of four long-term time charter contracts in the Company's joint venture operating on the Parana-Paraguay River Waterway.
Shipping Services - Operating income was $1.3 million on operating revenues of $51.4 million in the first quarter compared with operating income of $14.1 million on operating revenues of $56.7 million in the preceding quarter.
Operating income was $12.8 million lower in the first quarter primarily due to drydocking two of the Company's U.S.-flag product tankers. The drydockings reduced operating revenues by $4.3 million as a consequence of 71 days of out-of-service time and increased operating expenses by $8.1 million. One of the product tankers returned to service during the first quarter and the other is scheduled to return to service in late April 2015.
Equity in earnings from 50% or less owned companies increased by $1.9 million primarily due to improved operating results from the Company's joint venture in the Puerto Rico liner trade and the commencement of a charter for its crude tanker joint venture.
Illinois Corn Processing - Segment profit was $4.1 million on operating revenues of $39.6 million in the first quarter compared with $9.5 million of segment profit on operating revenues of $51.0 million in the preceding quarter. The reductions were primarily due to lower sales volumes as a result of reduced production during unplanned plant maintenance and lower sales prices of alcohol.
Other - Segment loss was $1.8 million in the first quarter compared with a segment loss of $6.3 million in the preceding quarter. The segment loss in the preceding quarter was primarily due to an impairment charge in respect of one of the Company's 50% or less owned companies, restructuring costs and reduced activity levels for emergency and crisis services, and costs incurred to develop new service products.
Marketable Securities - Marketable security losses, net of $9.1 million in the first quarter are primarily due to losses on long marketable security positions.
Share Repurchases - During the quarter ended March 31, 2015, the Company purchased 74,213 shares of its common stock for an aggregate purchase price of $5.2 million.

Capital Commitments - As of March 31, 2015, the Company's unfunded capital commitments were $459.4 million and included: $153.7 million for 16 offshore support vessels; $1.7 million for two 30,000 barrel inland river liquid tank barges; $11.0 million for eight 10,000 barrel inland river liquid tank barges; $2.7 million for three inland river towboats; $216.9 million for three U.S.-flag product tankers; $56.2 million for one U.S.-flag articulated tug-barge; and $17.2 million for other equipment and improvements. These commitments are payable as follows: $199.1 million is payable during the remainder 2015; $217.3 million is payable during 2016; $37.6 million is payable during 2017; and $5.4 million is payable during 2018. This release includes a table detailing expected delivery by vessel class.
Liquidity and Debt - As of March 31, 2015, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and Title XI reserve funds totaled $792.4 million and its total outstanding long-term debt was $879.6 million. Subsequent to March 31, 2015, certain subsidiaries of the Company that operate its fleet of U.S.-flag product tankers (collectively "SEA-Vista") secured a $300 million credit facility with a syndicate of lenders to fund its working capital needs, meet its capital commitments for the three U.S.-flag product tankers (referred to above under "Capital Commitments"), repay its outstanding Title XI financing and fund future growth opportunities.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels and Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing's operations, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating Revenues	$260,644	$310,017
Costs and Expenses:
Operating	199,148	218,976
Administrative and general	38,887	38,077
Depreciation and amortization	31,430	33,392
	269,465	290,445
Gains (Losses) on Asset Dispositions and Impairments, Net	(4,846)	4,678
Operating Income (Loss)	(13,667)	24,250
Other Income (Expense):
Interest income	4,579	4,043
Interest expense	(10,512)	(11,403)
Marketable security gains (losses), net	(9,121)	5,070
Derivative losses, net	(2,996)	(237)
Foreign currency losses, net	(1,993)	(199)
Other, net	(44)	(3,655)
	(20,087)	(6,381)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	(33,754)	17,869
Income Tax Expense (Benefit)	(11,954)	6,375
Income (Loss) Before Equity in Earnings of 50% or Less Owned Companies	(21,800)	11,494
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	3,899	2,221
Net Income (Loss)	(17,901)	13,715
Net Income attributable to Noncontrolling Interests in Subsidiaries	1,668	2,206
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(19,569)	$11,509

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(1.10)	$0.57

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(1.10)	$0.56

Weighted Average Common Shares Outstanding:
Basic	17,777,725	20,109,373
Diluted	17,777,725	20,546,112

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Operating Revenues	$260,644	$342,217	$338,936	$328,224	$310,017
Costs and Expenses:
Operating	199,148	220,814	237,676	231,906	218,976
Administrative and general	38,887	45,520	46,655	34,686	38,077
Depreciation and amortization	31,430	31,603	33,604	33,220	33,392
	269,465	297,937	317,935	299,812	290,445
Gains (Losses) on Asset Dispositions and Impairments, Net	(4,846)	13,136	29,869	4,295	4,678
Operating Income (Loss)	(13,667)	57,416	50,870	32,707	24,250
Other Income (Expense):
Interest income	4,579	5,126	4,463	6,030	4,043
Interest expense	(10,512)	(10,647)	(11,124)	(10,458)	(11,403)
Marketable security gains (losses), net	(9,121)	13,266	9,693	731	5,070
Derivative gains (losses), net	(2,996)	(1,221)	(2,538)	94	(237)
Foreign currency gains (losses), net	(1,993)	(4,797)	(3,059)	1,720	(199)
Other, net	(44)	(3,230)	111	10,213	(3,655)
	(20,087)	(1,503)	(2,454)	8,330	(6,381)
Income (Loss) Before Income Tax Expense (Benefit) and Equity In Earnings (Losses) of 50% or Less Owned Companies	(33,754)	55,913	48,416	41,037	17,869
Income Tax Expense (Benefit)	(11,954)	20,212	15,610	13,000	6,375
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(21,800)	35,701	32,806	28,037	11,494
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	3,899	13,628	972	(512)	2,221
Net Income (Loss)	(17,901)	49,329	33,778	27,525	13,715
Net Income attributable to Noncontrolling Interests in Subsidiaries	1,668	9,236	6,315	6,458	2,206
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(19,569)	$40,093	$27,463	$21,067	$11,509

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(1.10)	$2.22	$1.43	$1.05	$0.57

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(1.10)	$1.85	$1.28	$0.98	$0.56

Weighted Average Common Shares of Outstanding:
Basic	17,778	18,074	19,196	19,989	20,109
Diluted	17,778	24,503	25,628	24,584	20,546
Common Shares Outstanding at Period End	18,241	18,140	19,044	20,144	20,597

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Offshore Marine Services
Operating Revenues	$93,456	$127,518	$135,178	$138,247	$129,001
Costs and Expenses:
Operating	74,355	86,558	90,736	93,755	94,043
Administrative and general	13,559	15,253	14,514	13,426	15,160
Depreciation and amortization	15,366	15,594	16,269	16,448	16,304
	103,280	117,405	121,519	123,629	125,507
Gains (Losses) on Asset Dispositions and Impairments, Net	(6,649)	12,062	3,219	3,526	7,738
Operating Income (Loss)	(16,473)	22,175	16,878	18,144	11,232
Other Income (Expense):
Derivative losses, net	(9)	(7)	(33)	(70)	(61)
Foreign currency gains (losses), net	(17)	(934)	(1,870)	1,322	107
Other, net	(146)	(68)	—	14,739	—
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,975	3,054	2,529	2,244	2,641
Segment Profit (Loss)(1)	$(13,670)	$24,220	$17,504	$36,379	$13,919

OIBDA(2)	$(1,107)	$37,769	$33,147	$34,592	$27,536
Drydocking expenditures (included in operating costs and expenses)	$6,881	$9,052	$7,606	$10,887	$11,080
Out-of-service days for drydockings	294	326	357	575	635

Inland River Services
Operating Revenues	$56,607	$79,252	$59,932	$56,007	$57,959
Costs and Expenses:
Operating	41,513	46,250	43,947	45,047	39,674
Administrative and general	3,884	4,245	3,520	3,835	4,337
Depreciation and amortization	6,889	6,660	7,841	7,564	7,370
	52,286	57,155	55,308	56,446	51,381
Gains on Asset Dispositions	1,803	1,565	26,429	810	853
Operating Income	6,124	23,662	31,053	371	7,431
Other Income (Expense):
Derivative gains, net	82	—	—	—	—
Foreign currency gains (losses), net	(1,121)	(3,032)	(450)	474	(327)
Other, net	—	—	—	—	(38)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(274)	10,515	(95)	(3,335)	(412)
Segment Profit (Loss)(1)	$4,811	$31,145	$30,508	$(2,490)	$6,654

OIBDA(2)	$13,013	$30,322	$38,894	$7,935	$14,801

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Shipping Services
Operating Revenues	$51,407	$56,681	$51,659	$53,575	$52,401
Costs and Expenses:
Operating	37,131	28,688	29,068	28,018	26,997
Administrative and general	6,289	7,318	5,883	5,421	5,896
Depreciation and amortization	6,735	6,821	6,730	7,115	7,754
	50,155	42,827	41,681	40,554	40,647
Gains (Losses) on Asset Dispositions	—	202	(2)	(41)	—
Operating Income	1,252	14,056	9,976	12,980	11,754
Other Income (Expense):
Foreign currency gains (losses), net	(12)	(4)	(27)	1	(10)
Other, net	29	22	123	158	(3,933)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,141	(790)	(2,188)	1,564	753
Segment Profit(1)	$2,410	$13,284	$7,884	$14,703	$8,564

OIBDA(2)	$7,987	$20,877	$16,706	$20,095	$19,508
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$8,083	$—	$—	$—	$42
Out-of-service days for drydockings of U.S.-flag product tankers	71	—	—	—	—

Illinois Corn Processing
Operating Revenues	$39,598	$51,026	$53,813	$72,798	$58,656
Costs and Expenses:
Operating	33,118	39,685	44,461	56,429	47,274
Administrative and general	562	609	463	594	511
Depreciation and amortization	980	1,064	1,055	1,010	990
	34,660	41,358	45,979	58,033	48,775
Operating Income	4,938	9,668	7,834	14,765	9,881
Other Income (Expense):
Derivative gains (losses), net	(828)	(302)	(2,674)	(1,519)	718
Other, net	—	167	—	300	193
Segment Profit(1)	$4,110	$9,533	$5,160	$13,546	$10,792

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Other
Operating Revenues	$20,452	$29,283	$39,024	$8,437	$12,992
Costs and Expenses:
Operating	13,830	21,145	30,099	9,464	11,936
Administrative and general	7,136	9,948	8,629	3,449	3,111
Depreciation and amortization	500	513	649	82	85
	21,466	31,606	39,377	12,995	15,132
Losses on Asset Dispositions and Impairments, Net	—	(668)	—	—	(409)
Operating Loss	(1,014)	(2,991)	(353)	(4,558)	(2,549)
Other Income (Expense):
Derivative gains (losses), net	(776)	(702)	205	1,500	(733)
Foreign currency gains (losses), net	(40)	(96)	(121)	53	9
Other, net	8	(3,357)	42	(5,013)	175
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	57	849	726	(985)	(761)
Segment Profit (Loss)(1)	$(1,765)	$(6,297)	$499	$(9,003)	$(3,859)

Corporate and Eliminations
Operating Revenues	$(876)	$(1,543)	$(670)	$(840)	$(992)
Costs and Expenses:
Operating	(799)	(1,512)	(635)	(807)	(948)
Administrative and general	7,457	8,147	13,646	7,961	9,062
Depreciation and amortization	960	951	1,060	1,001	889
	7,618	7,586	14,071	8,155	9,003
Gains (Losses) on Asset Dispositions and Impairments, Net	—	(25)	223	—	(3,504)
Operating Loss	$(8,494)	$(9,154)	$(14,518)	$(8,995)	$(13,499)
Other Income (Expense):
Derivative gains (losses), net	$(1,465)	$(210)	$(36)	$183	$(161)
Foreign currency gains (losses), net	(803)	(731)	(591)	(130)	22
Other, net	65	6	(54)	29	(52)
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company's measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$448,011	$434,183	$449,632	$453,415	$374,790
Restricted cash	16,896	16,435	13,656	14,346	14,490
Marketable securities	39,002	58,004	43,286	33,275	29,522
Receivables:
Trade, net of allowance for doubtful accounts	186,583	225,242	215,191	198,768	203,785
Other	39,805	67,745	57,621	50,571	41,292
Inventories	23,156	22,783	20,896	20,207	24,962
Deferred income taxes	—	—	116	116	116
Prepaid expenses and other	8,814	9,011	11,431	12,837	8,292
Total current assets	762,267	833,403	811,829	783,535	697,249
Property and Equipment:
Historical cost	2,083,035	2,086,957	2,166,509	2,216,627	2,224,212
Accumulated depreciation	(918,769)	(902,284)	(889,993)	(888,442)	(894,511)
	1,164,266	1,184,673	1,276,516	1,328,185	1,329,701
Construction in progress	339,390	318,000	284,362	297,523	325,529
Net property and equipment	1,503,656	1,502,673	1,560,878	1,625,708	1,655,230
Investments, at Equity, and Advances to 50% or Less Owned Companies	483,748	484,157	444,826	484,164	456,446
Construction Reserve Funds & Title XI Reserve Funds	288,529	278,022	321,278	324,856	264,339
Goodwill	62,688	62,759	62,904	18,012	17,963
Intangible Assets, Net	31,955	32,727	34,306	10,754	11,567
Other Assets	47,169	51,292	55,049	48,964	42,241
	$3,180,012	$3,245,033	$3,291,070	$3,295,993	$3,145,035

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$44,953	$48,499	$50,785	$43,557	$49,171
Accounts payable and accrued expenses	72,738	103,760	90,704	87,235	83,296
Other current liabilities	138,460	119,694	139,999	119,501	132,190
Total current liabilities	256,151	271,953	281,488	250,293	264,657
Long-Term Debt	834,686	834,383	831,163	830,303	830,887
Deferred Income Taxes	413,450	432,546	459,039	456,403	456,883
Deferred Gains and Other Liabilities	178,293	188,664	185,950	175,229	145,483
Total liabilities	1,682,580	1,727,546	1,757,640	1,712,228	1,697,910
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	377	375	375	375	374
Additional paid-in capital	1,495,261	1,490,698	1,485,342	1,479,942	1,401,294
Retained earnings	1,175,833	1,195,402	1,155,309	1,127,846	1,106,779
Shares held in treasury, at cost	(1,287,460)	(1,283,476)	(1,213,267)	(1,126,322)	(1,087,101)
Accumulated other comprehensive income (loss), net of tax	(5,837)	(3,505)	(1,891)	225	(929)
	1,378,174	1,399,494	1,425,868	1,482,066	1,420,417
Noncontrolling interests in subsidiaries	119,258	117,993	107,562	101,699	26,708
Total equity	1,497,432	1,517,487	1,533,430	1,583,765	1,447,125
	$3,180,012	$3,245,033	$3,291,070	$3,295,993	$3,145,035

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Offshore Marine Services
Anchor handling towing supply	18	18	18	18	18
Fast support	34	35	38	38	39
Mini-supply	7	7	7	7	8
Standby safety	25	25	25	25	25
Supply	27	25	27	27	26
Towing supply	3	3	3	3	3
Specialty	9	9	9	9	9
Liftboats	15	15	15	15	15
Wind farm utility	37	36	35	35	34
	175	173	177	177	177

Inland River Services
Dry-cargo barges	1,439	1,455	1,456	1,463	1,415
Liquid tank barges:
10,000 barrel	50	49	45	45	45
30,000 barrel	29	29	29	29	29
Deck barges	—	20	20	20	20
Towboats:
4,000 hp - 6,250 hp	17	17	16	16	17
3,300 hp - 3,900 hp	—	—	1	1	1
Less than 3,200 hp	15	14	15	15	14
	1,550	1,584	1,582	1,589	1,541

Shipping Services (1)
Petroleum and Gas Transportation:
Product tankers - U.S.-flag	8	7	7	7	7
Very large gas carriers - Foreign-flag	6	5	5	3	3
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	—	—	—
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	8	7	8
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	63	61	61	58	59
______________________

(1)
For each of the periods presented ending in 2014, the Company provided technical management services for two additional vessels. For the period ended March 31, 2015, the Company provided technical management services for one additional vessel.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES (unaudited)

	2015			2016				2017				2018
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Total
Offshore Marine Services
Fast support	1	—	1	1	—	2	—	1	—	—	—	—	6
Supply(1)	1	—	—	1	1	—	—	—	1	—	—	1	5
Liftboats(2)	—	—	—	—	2	—	—	—	—	—	—	—	2
Wind farm utility	2	—	1	—	—	—	—	—	—	—	—	—	3

Inland River Services
Liquid tank barges - 10,000 barrel	—	8	—	—	—	—	—	—	—	—	—	—	8
Liquid tank barges - 30,000 barrel	—	—	1	1	—	—	—	—	—	—	—	—	2
Towboats	1	1	—	1	—	—	—	—	—	—	—	—	3

Shipping Services
Product tankers - U.S.-flag	—	—	—	—	1	—	1	1	—	—	—	—	3
Articulated tug-barge - U.S.-flag	—	—	—	1	—	—	—	—	—	—	—	—	1
______________________

(1)	The vessel scheduled to be delivered in the second quarter of 2015 is to be sold to SEACOR OSV Partners I LP, a 50% or less owned company, upon delivery.

(2)	To be delivered to a 50% or less owned company.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Rates Per Day Worked:
Anchor handling towing supply	$22,792	$26,544	$26,175	$25,796	$24,841
Fast support	9,426	9,620	9,542	9,222	8,664
Mini-supply	5,778	6,355	6,550	6,627	7,148
Standby safety	10,147	10,556	11,091	10,932	10,679
Supply	17,047	18,712	18,355	16,948	17,156
Towing supply	8,728	7,918	9,223	9,339	10,128
Specialty	14,537	32,027	38,716	26,860	19,200
Liftboats	21,951	23,038	23,933	23,017	22,219
Overall Average Rates Per Day Worked (excluding wind farm utility)	13,178	15,520	15,863	15,470	14,324
Wind farm utility	2,584	2,732	2,688	2,553	2,423
Overall Average Rates Per Day Worked	10,057	11,874	12,239	12,259	11,659

Utilization:
Anchor handling towing supply	68%	85%	76%	83%	77%
Fast support	80%	73%	71%	75%	81%
Mini-supply	85%	94%	100%	81%	92%
Standby safety	83%	84%	89%	88%	88%
Supply	67%	74%	75%	82%	86%
Towing supply	95%	62%	70%	74%	92%
Specialty	27%	48%	54%	52%	47%
Liftboats	28%	55%	66%	80%	60%
Overall Fleet Utilization (excluding wind farm utility)	68%	75%	77%	80%	80%
Wind farm utility	84%	93%	97%	91%	81%
Overall Fleet Utilization	72%	79%	81%	83%	80%

Available Days:
Anchor handling towing supply	1,350	1,380	1,541	1,547	1,530
Fast support	2,129	2,420	2,488	2,533	2,605
Mini-supply	360	368	413	479	540
Standby safety	2,160	2,208	2,208	2,184	2,160
Supply	1,022	1,169	1,298	1,407	1,530
Towing supply	180	184	184	182	180
Specialty	270	276	276	273	270
Liftboats	1,350	1,380	1,380	1,365	1,350
Overall Fleet Available Days (excluding wind farm utility)	8,821	9,385	9,788	9,970	10,165
Wind farm utility	2,997	3,022	2,944	2,912	2,863
Overall Fleet Available Days	11,818	12,407	12,732	12,882	13,028